Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE

Media Contact Information:	Investor Relations Contacts:
Kim Doran	Chuck Coppa, CFO
Quixote Group	American Power Group Corporation
336-413-1872	781-224-2411
kdoran@quixotegroup.com	ccoppa@americanpowergroupinc.com

Mike Porter
Porter, LeVay, & Rose, Inc.
212-564-4700
mike@plrinvest.com

American Power Group Announces Completion Of A $2 Million Private Placement With Strategic Energy Focused Investor
-Will Help To Accelerate Key EPA, Sales/Marketing, California and International Marketing Initiatives-
Lynnfield, MA - December 2, 2014 - American Power Group Corporation (OTCQB: APGI) today announced the completion of a private placement for $2 million of 10 percent Series B Convertible Preferred Stock with Arrow, LLC, an investment vehicle for Longbow Technology Ventures.
The Series B Convertible Preferred Stock has a 10 percent annual dividend, payable quarterly at the Company’s option in cash or in common stock and is convertible to common stock at a conversion price of $0.40 per share. The investor also received a five-year warrant to purchase a number of shares of common stock equal to the number of conversion shares, exercisable at $0.50 per share. Both the preferred stock and the warrants are subject to adjustment for certain dilutive issuances and, upon other customary terms, may be converted or exercised, at any time. Further details of the financing will be set forth in a current report on Form 8-K, which the Company will file with the Securities and Exchange Commission this week.
Matthew Van Steenwyk, Managing Director of Longbow Technology Ventures stated, “We are enthusiastic about the opportunity to work with the APG team as well as provide the capital necessary to accelerate several key revenue generating initiatives. The key to Longbow’s continued success is pragmatic, technology focused investments. We do our homework and are constantly looking for unique, market changing technologies that have passed concept validation and are poised for accelerated revenue growth. We believe that APG provides the best dual-fuel conversion technology, at the lowest total cost of ownership available in the market”.
Mr. Van Steenwyk added, “We are traditionally patient, long term investors, especially when presented with an opportunity like the one we see with APG and one which we believe will benefit from the strategic relationships we can bring to the table. We were also very pleased to see their recently announced initiative to begin co-marketing efforts with the major national and regional natural gas fueling suppliers. It provides validation that the natural gas

American Power Group Corporation Press Release
December 2, 2014

fueling industry is seeing what we do in APG’s dual fuel solution, a viable mainstream alternative approach to consume the significant supply of domestically produced natural gas”.
Lyle Jensen, American Power Group’s CEO stated, “We are pleased that our patented Turbocharged Natural Gas® technology has attracted the investment and strategic business support of the team from Longbow Technology Ventures.
They bring much more than capital to the table and we look forward to working with them to open new strategic partnership doors as well as accelerating several key revenue generating initiatives.” Mr. Jensen added, “We intend to a significant portion of the proceeds to accelerate four key vehicular centric initiatives which we believe will positively impact our revenue growth and continue to differentiate us a leader in the marketplace. The four initiatives are:
EPA - Intermediate Useful Life (“IUL”) Approval Initiative: APG currently has 456 EPA engine family approvals for six of the top seven OEM engines under the designation of Outside Useful Life (“OUL”) which relates to engines having more than 435,000 road miles or greater than 10 years old. We believe the OUL category accounts for 2+ million of the estimated 3-4 million Class 8 trucks on the road today in North America. These 456 approvals cover engine model years from the mid 1990’s to 2009 and are 30X greater than our closest dual fuel competitor giving APG a notable market leadership position.
With OUL approvals principally behind us, we are now focused on obtaining approvals for what are designated as Intermediate Useful Life (IUL) engines which are principally engine family years 2010 and newer that utilize the OEM selective catalyst reduction technology. We estimate another 600,000 - 700,000 Class 8 trucks fall into the IUL designation. The IUL approval process is more expensive than OUL because of additional testing requirements but the IUL addressable market is strategically important because it allows APG access to the medium to larger fleet owners who operate 300+ vehicles and who keep their trucks 4-5 years. Our WheelTime partners, as well as our new natural gas fuel supply partners have told us obtaining IUL approval is critical to getting in front of these larger national and regional fleet operators. APG has recently completed and submitted to EPA our first 28 IUL engine families for review and approval. Once approved, we will have a verified and repeatable process which in conjunction with this new capital will allow us to accelerate additional IUL testing in calendar 2015 for the remaining four to five targeted IUL engine family models.
Recently Announced Expanded Vehicular Sales and Marketing Initiative: In November, we announced we would be supplementing our existing in-house and WheelTime Network sales and marketing resources with new direct sales representatives, additional third party dealers and co-marketing relationships with numerous national and regional CNG and LNG fueling suppliers. These additional lead generation channels will continue to be supported by WheelTime’s expansion of their certified natural gas installer locations across North America. We have begun hosting in-person and webinar training events which will continue over the next several months to a cumulative group of 90+ sales team members from these national and regional natural gas fueling suppliers. We intend to use a portion of the proceeds as needed to accelerate this initiative in conjunction with our anticipated additional EPA engine family approvals.
California CARB Approval Initiative: To date, the California state governing body called the California Air Resources Board CARB”) has not recognized EPA’s new Alternative Fuel Conversion Regulations, resulting in APG’s inability to market our dual fuel solution in California. APG’s path-to-market strategy in California has been to establish creditability via our EPA OUL and IUL approvals and then approach CARB with our emission and performance results towards the goal of reaching an acceptable testing procedure to meet CARB’s more stringent requirements. A proposed vehicular conversion test plan is currently under review at CARB while a stationary CARB conversion test procedure has been established. Given the thousands of Class 8 trucks operating in California and over 150 public CNG/LNG fueling stations in operation, we see our entrance into the California vehicular market as being a critical strategic step towards accelerating our revenue growth. We intend to use a portion of this capital raise to fund the implementation of both our vehicular and stationary dual fuel approval initiatives commencing in calendar 2015.
International ISO Approval Initiative: As we expand our international presence, similar to Latin America where we’ve recently announced several sizable vehicular orders, we are seeing that additional system and component level testing and approval requirements can vary substantially from country to country. We intend to use a portion of this capital raise to evaluate the potential of seeking more universal International Organization of Standards (“ISO”) approval of our dual fuel system which would provide the ability to more efficiently market our dual fuel solutions to the 165 ISO member countries from around the world.

American Power Group Corporation Press Release
December 2, 2014

Mr. Jensen concluded by saying, “With the close of this strategic capital infusion and the recently announced expansion and extension to 2021 of our new $3.2 million credit facility with Iowa State Bank, I want to acknowledge the leadership and excellent work of our Chief Financial Officer, Chuck Coppa, who has helped to keep APG on sound financial footing while we continue to expand our market leadership position with the remaining handful of approvals and certifications that we need to secure. Our previously discussed scalability objectives in 2015 and 2016 can now remain on track as we target full dual fuel commercialization in the United States and around the world.”

About Longbow Technology Ventures
Longbow Technology Ventures is a technology focused investment firm that has been anchored in the energy industry for decades and entertains business ventures that help to identify, develop, produce and market sustainable and fossil resources in a more efficient and environmentally responsible manner. Technical due diligence is conducted through a team of internal and external engineers, physicists, chemists, and mathematicians. In addition to capital, they bring an expansive network of business savvy and energy related contacts and experience. See additional information at www.ltvcorporate.com

About American Power Group Corporation
American Power Group’s alternative energy subsidiary, American Power Group, Inc., provides a cost-effective patented Turbocharged Natural Gas® conversion technology for vehicular, stationary and off-road mobile diesel engines. American Power Group's dual fuel technology is a unique non-invasive energy enhancement system that converts existing diesel engines into more efficient and environmentally friendly engines that have the flexibility to run on: (1) diesel fuel and liquefied natural gas; (2) diesel fuel and compressed natural gas; (3) diesel fuel and pipeline or well-head gas; and (4) diesel fuel and bio-methane, with the flexibility to return to 100% diesel fuel operation at any time. The proprietary technology seamlessly displaces up to 75% of the normal diesel fuel consumption with the average displacement ranging from 40% to 65%. The energized fuel balance is maintained with a proprietary read-only electronic controller system ensuring the engines operate at original equipment manufacturers’ specified temperatures and pressures. Installation on a wide variety of engine models and end-market applications require no engine modifications unlike the more expensive invasive fuel-injected systems in the market. See additional information at: www.americanpowergroupinc.com.

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